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                                                                     EXHIBIT 2.2

                             ARTICLES OF AMENDMENT
                                      TO
                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                                ILIFE.COM, INC.


          Pursuant to the provisions of Section 607.1006, Florida Statutes (the "Code"), the undersigned hereby submits the following Articles of Amendment to the Amended and Restated Articles of Incorporation of ilife.com, Inc.:

                                      I.

          The name of the corporation is ilife.com, Inc. (the "Corporation").

                                      II.

          Article One of the Corporation's Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

                                  "ARTICLE I
                                     Name
                                     ----

          The name of the Corporation is Bankrate, Inc.

                                     III.

          The foregoing amendment was duly adopted by the board of directors of the Corporation on September 18, 2000 without shareholder action. Shareholder action was not required.


          IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment to Restated Articles of Incorporation on the 18th day of September, 2000.

                                ilife.com, Inc.


                                By:    /s/ Robert J. DeFranco
                                       ----------------------
                                       Robert J. DeFranco
                                       Senior Vice President - Finance
                                       Secretary to the Board